EXHIBIT 99.2


For Immediate Release                           For Further Information Contact:
---------------------                           --------------------------------
April 1, 2002                                   Stanley M. Kiser
                                                President & CEO
                                                (304) 652-3671


              Sistersville Bancorp, Inc. Announces Stock Repurchase


     Sistersville, WV - Sistersville Bancorp, Inc. (the "Company"), the parent holding company of First Federal Savings Bank (the "Bank"), today announced that it has received Board approval to initiate a repurchase plan covering up to 5% or 23, 031 shares of the Company's common stock to be purchased in the open market. The Company currently has 460,623 shares of common stock outstanding. Mr. Stanley M. Kiser, President and Chief Executive Officer of the Company, indicated that the repurchases would be made from time to time in open-market transactions, subject to the availability of stock. The repurchased shares would be available for general corporate use.

     First Federal Savings Bank, a federally chartered savings bank, is headquartered in Sistersville, West Virginia, with a branch office located in Parkersburg, West Virginia. The Bank's deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). The Company's common stock is traded in the over-the-counter market with quotations available through the OTC "Electronic Bulletin Board" under the symbol "SVBC".